NAVA LEISURE USA, INC.
(A Development Stage Company)

FINANCIAL STATEMENTS

June 30, 1998

CONTENTS



Independent Auditors' Report      3

Balance Sheet      4

Statements of Operations      5

Statements of Stockholders' Equity (Deficit)      6

Statements of Cash Flows      8

Notes to the Financial Statements      10




INDEPENDENT AUDITORS' REPORT



Board of Directors
Nava Leisure USA, Inc.
Salt Lake City, Utah

We have audited the balance sheet of Nava Leisure USA, Inc. (a development stage company) as of June 30, 1998 and the related statements of operations, stockholders' equity (deficit) and cash flows for the years ended June 30, 1998 and 1997 and from inception on April 1, 1964 through June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nava Leisure USA, Inc. as of June 30, 1998 and the results of its operations and its cash flows for the years ended June 30, 1998 and 1997 and from inception on April 1, 1964 through June 30, 1998 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company is a development stage company with no established source of revenues. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



Jones, Jensen & Company
Salt Lake City, Utah
August 5, 1998
/* WordPerfect WARNING - No Equivalent EDGAR Representation */
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The accompanying notes are an integral part of these financial statements.


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NAVA LEISURE USA, INC.
(A Development Stage Company)
Balance Sheet


ASSETS

                         June 30,
                         1998

CURRENT ASSETS

     Cash     $     -

          Total Current Assets          -

          TOTAL ASSETS     $     -


LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

     Accounts payable     $     3,100

          Total Current Liabilities          3,100

STOCKHOLDERS' EQUITY (DEFICIT)

     Preferred stock, 5,000,000 shares authorized at $0.001 par value;
      Series A preferred stock, 1,100,000 shares authorized, -0- shares
        issued and outstanding          -
      Series B preferred stock, 100,000 shares authorized at $1.00 par
        value; -0- shares issued and outstanding          -
      Common stock, 50,000,000 shares authorized at $0.0005 par value;
        3,000,025 shares issued and outstanding          1,500
     Capital in excess of par value          32,019
     Deficit accumulated during the development stage          (36,619     )

          Total Stockholders' Equity (Deficit)          (3,100     )

          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)     $
-                NAVA LEISURE USA, INC.
(A Development Stage Company)
Statements of Operations


                                                       From
                                                       Inception on
                                                       April 1,
                        For the Years
                            Ended                        1964 Through
                          June 30,                         June 30,
                         1998          1997              1998

REVENUE     $     -               $     -               $     -

EXPENSES          -                    -                    -

OPERATING LOSS          -                    -                    -

LOSS ON DISCONTINUED
 OPERATIONS          (10,374     )          (7,810     )          (36,619)

NET LOSS     $     (10,374     )     $     (7,810     )     $     (36,619)

NET LOSS PER SHARE     $     (0.00     )     $     (0.00     )

WEIGHTED AVERAGE NUMBER
 OF SHARES OUTSTANDING          3,000,025               3,000,025

NAVA LEISURE USA, INC.
(A Development Stage Company)
Statements of Stockholders' Equity (Deficit)


                                                       Deficit
                                                       Accumulated
                                          Capital in    During the
                         Common Stock      Excess of    Development
                    Shares      Amount    Par Value      Stage

Balance, April 1, 1965  -    $     -        $   -       $     -

Issuance of common stock for
 cash from inception on April 1,
 1965 through June 30, 1993 at
 approximately $0.0036 per share
                 3,000,025      1,500       9,250               -

Contribution of capital through
 payment of expenses by
 shareholder          -                -    500               -

Net loss from inception
 on April 1, 1964 through
 June 30, 1993       -             -       -                (13,110     )

Balance, June 30, 1993
                3,000,025               1,500     9,750     (13,110     )

Contribution of capital through
 payment of expenses by
 shareholder          -                    -      1,405               -

Net loss for the year
 ended June 30, 1994   -                -          -          (2,169     )

Balance, June 30, 1994
                3,000,025             1,500       11,155     (15,279     )

Contribution of capital through
 payment of expenses by
 shareholder          -                -          2,027           -

Net loss for the year
 ended June 30, 1995 -                    -       -            (1,602     )

Balance, June 30, 1995
                3,000,025       $     1,500     $ 13,182     $ (16,881     )
      NAVA LEISURE USA, INC.
(A Development Stage Company)
Statements of Stockholders' Equity (Deficit) (Continued)


                                                       Deficit
                                                       Accumulated
                                        Capital in     During the
                         Common Stock    Excess of     Development
                   Shares      Amount    Par Value     Stage

Balance, June 30, 1995
                 3,000,025    $ 1,500     $ 13,182     $  (16,881     )

Contribution of capital through
 payment of expenses by
 shareholder       -             -           653               -

Net loss for the year
 ended June 30, 1996  -           -         -              (1,554     )

Balance, June 30, 1996
                 3,000,025      1,500      13,835          (18,435     )

Contribution of capital through
 payment of expenses by
 shareholder        -              -        7,403               -

Net loss for the year
 ended June 30, 1997  -            -           -            (7,810     )

Balance, June 30, 1997
                 3,000,025      1,500     21,238            (26,245     )

Contributed capital   -            -      10,781               -

Net loss for the year
 ended June 30, 1998  -            -      -                 (10,374     )

Balance, June 30, 1998
                3,000,025  $     1,500   $32,019          $  (36,619     )
      NAVA LEISURE USA, INC.
(A Development Stage Company)
Statements of Cash Flows

                                                       From
                                                       Inception on
                                                       April 1,
                            For the Years Ended        1964 Through
                                June 30,               June 30,
                         1998             1997         1998

CASH FLOWS FROM OPERATING
 ACTIVITIES

     Net loss     $  (10,374 )     $   (7,810 )     $     (36,619     )
     Adjustments to reconcile net loss to
      cash used by operating activities:
 Expenses paid by shareholder
                     10,781               7,403               22,769
          Increase (decrease) in accounts
           payable      (407     )          407               3,100

     Net Cash Provided (Used) by
 Operating Activities      -               -              (10,750     )

CASH FLOWS FORM INVESTING
 ACTIVITIES          -                    -                    -

CASH FLOWS FROM FINANCING
 ACTIVITIES

     Proceeds from issuance of
      common stock          -                -               10,750

       Net Cash Provided (Used) by
 Financing Activities       -               -                 10,750

NET INCREASE (DECREASE) IN
 CASH AND CASH EQUIVALENTS   -               -                 -

CASH AND CASH EQUIVALENTS AT
 BEGINNING OF PERIOD          -               -                 -

CASH AND CASH EQUIVALENTS AT
 END OF PERIOD     $     -               $     -               $     -



                NAVA LEISURE USA, INC.
(A Development Stage Company)
Statements of Cash Flows

                                                       From
                                                       Inception on
                                                       April 1,
                          For the Years Ended          1964 Through
                               June 30,                June 30,
                         1998          1997            1998

SUPPLEMENTAL DISCLOSURES OF
 CASH FLOW INFORMATION

     Interest paid     $     -        $     -               $     -

     Income taxes paid  $     -       $     -               $     -
          NAVA LEISURE USA, INC.
(A Development Stage Company)
Notes to the Financial Statements
June 30, 1998


NOTE 1 -     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Organization

The financial statements presented are those of Nava Leisure USA, Inc. (a development stage company) (the Company). The Company was incorporated on April 1, 1964 in the State of Idaho as Felton Products, Inc. for the purpose of engaging in investing activities.

On October 13, 1987, the Company issued 12,000,000 of its previously unissued authorized shares to acquire the assets of Copytex. In connection with this agreement, the Company changed its name to Ink & Imagers, Inc. On October 3, 1988, the Company rescinded the agreement with Copytex. The shares issued pursuant to the agreement were returned and canceled.

On November 30, 1988, the Company entered into an agreement with Nava Leisure USA, Inc. (Nava), whereby, it would acquire all of the issued and outstanding stock of Nava in exchange for 18,730,900 shares of its common stock, 1,002,000 shares of its series A preferred stock and 89,670 shares of its series B preferred stock. In connection with this agreement, the Company changed its name to Nava Leisure USA, Inc. On December 15, 1995, the Company rescinded the agreement due to non-performance by Nava. All shares issued per the agreement were canceled and the cancellation was shown retroactively. (Note
2).

The Company is currently inactive, and is seeking other business opportunities through mergers and acquisitions.

     b.  Accounting Method

The Company's financial statements are prepared using the accrual method of accounting. The Company has elected a June 30 year end.

     c.  Net Loss Per Share

The computation of net loss per share of common stock is based on the weighted average number of shares outstanding during the period.

     d.  Cash Equivalents

For purposes of the Statement of Cash Flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.
      NAVA LEISURE USA, INC.
(A Development Stage Company)
Notes to the Financial Statements
June 30, 1998


NOTE 1 -     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)


     e.  Provision for Taxes

The Company accounts for income taxes using Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under Statement 109, the liability method is used in accounting for income taxes.

As of June 30, 1998, the Company had net operating loss carryforwards of approximately $36,000 that may be offset against future taxable income through 2013. The tax benefit of the net loss carryforwards is offset by a valuation allowance of the same amount due to the uncertainty that the carryforwards will be used before they expire.

     f.  Stock Split

On October 27, 1988, the Company effected a split of its common shares outstanding on a 1.5-for-1 basis. The financial statements have been retroactively restated to reflect the effects of this stock split.

     g.  Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 -     LITIGATION

On September 26, 1994, a shareholder of the Company filed a lawsuit against the Company and the shareholders (the Shareholders) that received shares of the of the Company's stock per the exchange agreement between the Company and Nava Leisure USA, Inc. (a Delaware corporation). The lawsuit alleged that the terms of the agreement had not been fulfilled, and that the exchange agreement should be unwound as a result of the non-performance. The lawsuit also sought damages from the shareholders in the amount of $35,000 on behalf of the Company.

On December 11, 1995, a default judgment was recorded in favor of the shareholder who had filed the lawsuit. The judgment ordered that the Exchange Agreement be rescinded, that the shares issued per the Exchange Agreement be returned to the Company, and that the Company be awarded damages warded. Due to the uncertainty that the Company will collect any of the damages, the amount has been offset in full by a valuation allowance.

      NAVA LEISURE USA, INC.
(A Development Stage Company)
Notes to the Financial Statements
June 30, 1998


NOTE 3 -     GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company does not have significant cash or other material assets, nor does it have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern. It is the intent of the Company to seek a merger with an existing, operating company. Currently, the stockholders are committed to covering all operating expenses and other costs until sufficient revenues are generated.

NOTE 4 -     RELATED PARTY TRANSACTIONS

During the years ended June 30, 1998 and 1997, a shareholder of the Company paid expenses on its behalf in the amounts of $10,781 and $7,403, respectively. These amounts were contributed by the shareholder to the capital of the Company.